Exhibit 1.2

AMENDMENT NO. 1 TO OPEN MARKET SALE AGREEMENTSM

October 3, 2022

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Open Market Sales Agreement, dated September 21, 2021 (the “Agreement”), by and between Calyxt, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (the “Agent”). The Company and the Agent (collectively, the “Parties”) wish to amend the Agreement, pursuant to Section 8(h) of the Agreement, to remove the aggregate offering price cap under the Agreement (this “Amendment”). The Parties therefore hereby agree as follows:

1. Issuance and Sale of Shares. The introductory paragraph of the Agreement is hereby amended and restated in its entirety to read as follows:

‘Calyxt, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), up to 15,661,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”) on the terms set forth in this agreement (this “Agreement”).’

Further, references to the shelf registration statement on Form S-3 (File No. 333-233231) shall be understood to refer to the shelf registration statement on Form S-3 (File No. 333-267499) or such additional registration statements that the Company may file from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable, with respect to the Shares. Additional references to specific dates in the Agreement shall be deemed updated mutatis mutandis.

2. Expenses. Notwithstanding anything to the contrary in Section 3(d) of the Agreement, the Company agrees to pay the fees and disbursements of Agent’s counsel in connection with the execution of this Amendment in an amount not to exceed $75,000.

3. Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

SM	“Open Market Sale Agreement” is a service mark of Jefferies LLC.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5. Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

Terms used herein but not otherwise defined are used herein as defined in the Agreement.

(Signature page follows.)

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof; whereupon this instrument, along with all counterparts, will become a binding agreement by the Company and the Agent in accordance with its terms.

Very truly yours,

CALYXT, INC.

By:	/s/ Michael Carr
	Name:	Michael Carr
	Title:	President and Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES LLC

By:	/s/ Donald Lynaugh
	Name:	Donald Lynaugh
	Title:	Managing Director

[Signature Page to Amendment No. 1 to Open Market Sale Agreement]